CONFIDENTIAL-SPECIAL HANDLING

January 6, 2009

Exhibit 10.77

Steve Bandrowczak

104 Charmwood Ct.

Cary, North Carolina

27518-7102

Dear Steve:

I am writing to confirm your new role as Vice-President Enterprise Sales—Americas, of Nortel Networks Inc (“NNI”) reporting to me, with an effective date of January 1, 2009. This role will be located in Raleigh, North Carolina. Nortel Networks Corporation (“NNC”) and/or Nortel Networks Limited (“NNL”) and/or any subsidiary, including NNI, where applicable, are collectively referred to herein as Nortel.

The initial key responsibilities and focus of this position have been discussed and communicated to you. I look forward to you playing a key role in this area and should you have any questions related to this position, I am available to further discuss them with you.

All dollar amounts contained herein are expressed in U.S. dollars. The terms of this agreement are as follows

Base Salary

Your base salary will remain unchanged at $425,000, calculated on a per annum basis and will be paid to you bi-weekly.

Sales Incentive Award

Effective January 1, 2009, you will be eligible to participate in the Nortel Sales Incentive Compensation Plan (“SIC”) pursuant to its terms and conditions with a projected target award of $347,728, at 100% achievement. Further, effective January 1, 2009, you will no longer be eligible to participate in the Nortel Networks Annual Incentive Plan. Additional details regarding your 2009 SIC objectives within your new role will be discussed with you following your acceptance of this agreement.

Recoupment of Incentive Based Compensation

It is not anticipated in the normal course of events that you will have to re-pay Nortel for any incentive based compensation payments received during your employment tenure with Nortel. However, if the Compensation and Human Resources Committee (“CHRC”) determines that you have committed intentional misconduct which contributes, directly or indirectly, to an

Joel Hackney

Nortel – President, Enterprise Solutions

4001 E. CHAPEL HILL-NELSON HWY, P.O. BOX 13010, Research Triangle Park, NC 27709-3010

T 919-905-4235

jhackney@nortel.com

error in financial information that materially affects the value of any incentive compensation realized by you, Nortel is entitled to issue proceedings to recover damages against you in respect of any losses incurred or as a result of or in connection with that intentional misconduct. Nortel may recoup any incentive compensation as an advance against such damages, whether or not proceedings are issued by Nortel. Incentive compensation payments that Nortel may recoup include all sales and incentive compensation, equity-based compensation, bonus payments and any matching pension plan payments made by Nortel. For further information please refer to the CHRC Policy Regarding Recoupment of Incentive Compensation.

Benefits

Your current entitlements under Nortel’s employee benefit plans will not change as a result of your new position. You will continue to be entitled to four weeks of vacation per annum. Vacation is accrued monthly at the rate of 1.67 days per month of employment.

Also, as you are aware, we periodically review benefit plans and compensation programs, and make modifications, including enhancements and reductions as we deem appropriate.

Change in Control

You will continue to be eligible to participate in the Nortel Networks Corporation Change in Control Plan as a Tier 2 Executive.

Reporting Insider

You will continue to be designated a Reporting Insider under applicable Canadian securities legislation with respect to trades of securities of NNC.

Share Ownership Guidelines

As a senior executive you will continue to be expected under the Share Ownership Guidelines to own common shares of NNC equivalent to 300% of your base salary within five years from the effective date of this agreement. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.

Section 409A of the U.S. Internal Revenue Code

The parties hereto intend that all benefits and payments to be made to you will be provided or paid to you in compliance with all applicable provisions of section 409A of the U.S. Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, and the rules, notices and other guidance issued by the U.S. Internal Revenue Service.

Joel Hackney

Nortel – President, Enterprise Solutions

4001 E. CHAPEL HILL-NELSON HWY, P.O. BOX 13010, Research Triangle Park, NC 27709-3010

T 919-905-4235

jhackney@nortel.com

Employment Relationship

Your employment relationship with Nortel shall continue as that of employment at will and therefore such relationship is terminable at the will of either party and there is no employment agreement for a year or any other specified term.

I look forward to working with you and believe you will find your new position to be a challenging and rewarding experience.

If you are in accord with the terms of this role change memorandum, please sign and return one copy of this memorandum to Robert Holmes – HR Leader, while retaining the other copy for your files.

Sincerely,

/s/ Joel Hackney
Joel Hackney President, Enterprise Solutions

Accepted this     16     day of     February    , 2009

/s/ Steve Bandrowczak
Steve Bandrowczak

Joel Hackney

Nortel – President, Enterprise Solutions

4001 E. CHAPEL HILL-NELSON HWY, P.O. BOX 13010, Research Triangle Park, NC 27709-3010

T 919-905-4235

jhackney@nortel.com